EXHIBIT 23.2



                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Markel Corporation, dated June 30, 1995, of our report dated March 29, 1995, on our audits of the financial statements of Lincoln Insurance Company for the years ended December 31, 1994 and 1993, which are included in Markel Corporation's report on Form 8-K dated May 30, 1995.


Price Waterhouse LLP
Philadelphia, PA
June 30, 1995